Exhibit 99.2
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES 3-for-2 STOCK SPLIT, A
$50 MILLION STOCK REPURCHASE PROGRAM AND
PROVIDES PRELIMINARY FY 2007 SALES AND EPS
FORECASTS ON A POST-SPLIT BASIS

-- Quarterly Dividend To Be Maintained at $0.05 Per Share After Stock Split
 Increasing Yield By 50% --
-- Forecasts FY 2007 EPS Growth of Approximately 20%

HOUSTON, TX, January 9, 2007 - Stage Stores, Inc. (NYSE: SSI) announced today that its Board of Directors has approved a 3-for-2 split of the Company’s common stock, and has additionally authorized the Company to implement a $50 million Stock Repurchase Program. In approving the 3-for-2 stock split, the Board stated its intention to maintain the Company’s quarterly cash dividend at its current level of $0.05 per share, which represents a 50% increase in the yield on a post-split basis.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “Based on our continuing solid financial results, our strong cash flow, our healthy balance sheet, and our confidence in our long-term prospects, which should benefit from the implementation of our recently announced long-range strategic growth initiatives, I am very pleased to report that our Board of Directors has approved a 3-for-2 stock split as well as a $50 million Stock Repurchase Program. I am also very pleased to report that our Board has resolved to maintain our quarterly cash dividend at its current level of $0.05 per share, which, on an after-stock split basis, represents a 50% increase in the dividend yield. We believe that all of these actions are in the best interest of our shareholders, and should result in enhanced shareholder value.”

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Stage Stores Announces 3-for-2 Stock Split,
$50 Million Stock Repurchase Program and
Provides Preliminary FY 2007 Guidance
Page - 2

Details of 3-for-2 Stock Split

The Company’s 3-for-2 stock split will be paid as a stock dividend. Holders of record of the Company’s common stock at the close of business on January 18, 2007, will receive one additional share of common stock for every two shares of common stock that they owned as of that date. Fractional shares resulting from the stock split will be paid in cash in lieu of issuing fractional shares. The stock dividend will be paid on January 31, 2007. Prior to the split, there will be approximately 29,160,000 shares of the Company’s common stock outstanding. After the split, there will be approximately 43,740,000 shares of the Company’s common stock outstanding.

Details of Stock Repurchase Program

Under the Company’s $50 million Stock Repurchase Program, the Company may repurchase its outstanding common stock up to that amount from time to time, either on the open market or through privately negotiated transactions. The Stock Repurchase Program will be financed by the Company’s cash flow and other liquidity sources. In addition, the Company expects to continue to repurchase shares using the proceeds that it receives from the exercise of employee stock options under its Amended and Restated 2001 Equity Incentive Plan, including the tax benefits that will accrue to the Company from the exercise of those options.

Preliminary FY 2007 Guidance

The Company also reported today that, based on its preliminary financial plans for the 2007 fiscal year, and reflecting the impact of the 3-for-2 stock split, it currently expects to achieve the following results for the 52-week period ending February 2, 2008:

•	Comparable store sales: low to mid single digits
•	Sales ($mm): $1,610 - $1,643
•	Diluted Earnings Per Share: $1.47 to $1.57
•	The above diluted earnings per share range does not reflect any potential beneficial impact on diluted earnings per share related to the Company’s $50 million Stock Repurchase Program.

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Stage Stores Announces 3-for-2 Stock Split,
$50 Million Stock Repurchase Program and
Provides Preliminary FY 2007 Guidance
Page - 3

Mr. Scarborough commented, “The mid-point of our preliminary EPS forecast range for our 2007 fiscal year represents an approximate 20% increase in earnings versus our 2006 EPS forecast range of $1.24 to $1.28 on a post-stock split basis. This is clearly a significant increase in earnings for us, and reflects the positive impact of our various growth initiatives, combined with the contribution of the 108 new stores we opened during 2006, and our expectation of improved operating performance in our Peebles division in 2007.”

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 656 stores located in 33 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. For more information about Stage Stores, visit the Company’s web site at www.stagestores.com..

“Safe Harbor” Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company’s current sales and diluted EPS outlooks for the 2007 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 13, 2006, in the Company's subsequent Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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